Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

12-05

Contacts:	James Haddox, CFO
Kip Rupp, CFA—Investors
Reba Reid – Media
Quanta Services, Inc.
713-629-7600

QUANTA SERVICES REPORTS 2011 FOURTH QUARTER AND ANNUAL RESULTS

Total Backlog Increases to Record $7.2 Billion

Record Quarter and Annual Revenues

HOUSTON – Feb. 22, 2012 – Quanta Services, Inc. (NYSE: PWR) today announced results for the three and twelve months ended Dec. 31, 2011. Revenues in the fourth quarter of 2011 were $1.51 billion compared to revenues of $1.11 billion in the fourth quarter of 2010. Net income attributable to common stock was $66.3 million, or $0.32 per diluted share, in the fourth quarter of 2011, versus $33.7 million, or $0.16 per diluted share, in the fourth quarter of 2010. Included in net income attributable to common stock for the fourth quarter of 2011 is a $32.6 million charge to cost of services ($20.4 million net of tax) related to a pension plan withdrawal liability. Also included in net income attributable to common stock for the fourth quarter of 2011 is $10.7 million of income from the release of income tax contingencies and settlement of certain tax audits. The net impact of these two items to the fourth quarter of 2011, which were previously reported in a press release issued by Quanta on Feb. 7, 2012, was a $0.04 reduction in diluted earnings per share.

Adjusted diluted earnings per share (a non-GAAP measure) were $0.41 for the fourth quarter of 2011 compared to $0.23 for the fourth quarter of 2010. Adjusted diluted earnings per share are GAAP diluted earnings per share before the impact of certain adjustments and therefore exclude the effect of the two items discussed above and non-cash items such as amortization of intangible assets, non-cash interest expense and non-cash compensation expense, all net of tax. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.

“For the fourth quarter, revenue increased 37 percent, diluted earnings per share doubled and adjusted diluted earnings per share increased 78 percent, as compared to the same quarter last year, despite a difficult quarter in our natural gas and pipeline segment,” said Jim O’Neil, president and chief executive officer of Quanta Services. “Most of the strength of our business is being driven by increasing transmission project activity in our electric power segment and growth in our telecom segment. We are also encouraged by the opportunities beginning to develop for our natural gas and pipeline segment in 2012. Considering the momentum our business is experiencing and our record backlog, we are optimistic about our outlook for 2012 and beyond.”

Revenues for the year ended Dec. 31, 2011 were $4.62 billion compared to $3.93 billion for the year ended Dec. 31, 2010. For 2011, net income attributable to common stock was $132.5 million, or $0.62 per diluted share, which includes the charge related to our pension plan withdrawal and the income from the release of income tax contingencies and settlement of certain tax audits discussed above. The 2011 results are compared to net income attributable to common stock of $153.2 million, or $0.72 per diluted share, for 2010. Adjusted diluted earnings per share for the full year were $0.83 for 2011 as compared to $0.92 for 2010.

Quanta completed five acquisitions during 2011. Therefore, the fourth quarter and year end 2011 results include these acquisitions from the respective acquisition dates and are compared to the pre-acquisition historical results of Quanta for the three and twelve months ended Dec. 31, 2010. Additionally, Quanta completed the acquisition of Valard Construction on Oct. 25, 2010. Therefore, Quanta’s results for the three and twelve months ended Dec. 31, 2011 are compared to its historical results for the three and twelve months ended Dec. 31, 2010, which include approximately two months of results from Valard Construction.

pg. 1

RECENT HIGHLIGHTS

•

Awarded Approximately $200 million in Pipeline Projects Since Year End—Subsequent to the end of 2011, Quanta was awarded approximately $200 million of pipeline projects for shale gathering systems, which are expected to be completed in 2012.

•

Selected by American Electric Power (AEP) to Rebuild More Than 900 Miles of Transmission Infrastructure—In November, Quanta announced that AEP had selected the company to provide transmission infrastructure services for the rebuild or replacement of more than 900 miles of existing transmission lines and related infrastructure. The estimated aggregate value of the services is more than $300 million.

•

Signed Contract with Southern California Edison for Construction of Devers-Palo Verde 2 Transmission Project—Also in November, Quanta announced that it had signed a contract with Southern California Edison to construct transmission infrastructure for the Devers-Palo Verde 2 transmission project. Quanta’s scope of services for the project consists of the construction of a new, 153-mile, 500-kilovolt electric transmission line in an existing corridor.

OUTLOOK

While the overall outlook for our business is robust, our customers continue to experience regulatory and permitting challenges on projects and economic conditions continue to create some uncertainty. Management cannot predict the timing or extent of the impact that these issues may have on demand for Quanta’s services, particularly in the near-term. The following forward-looking statements are based on current expectations, and actual results may differ materially.

Quanta expects revenues for the first quarter of 2012 to range between $1.25 billion and $1.35 billion and diluted earnings per share to be $0.14 to $0.16. Quanta expects adjusted diluted earnings per share (a non-GAAP measure) for the first quarter of 2012 to be $0.19 to $0.21. This non-GAAP measure is estimated on a similar basis as the calculations of historical adjusted diluted earnings per share presented in this release, adjusting for amortization of intangibles and non-cash stock based compensation, which are forecasted to be approximately $9.2 million and $6.1 million.

Quanta expects revenues for the full year 2012 to range between $4.9 billion and $5.3 billion. Diluted earnings per share for the full year 2012 are estimated to be between $0.90 and $1.10. Quanta expects adjusted diluted earnings per share for the full year 2011 to range from $1.08 to $1.28. Amortization of intangibles and non-cash stock compensation expense are forecasted to be approximately $60 million for the full year 2012.

The non-GAAP measures in this press release and on the company’s website are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Quanta’s operating results with those of its competitors. These measures should be used as an addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other GAAP to non-GAAP measures not included in this press release can be found on the company’s website at www.quantaservices.com in the “Investors & Media” section.

CONFERENCE CALL INFORMATION

Quanta Services has scheduled a conference call for Feb. 22, 2012, at 9:30 a.m. Eastern Time. To participate in the call, dial 480-629-9643 at least 10 minutes before the conference call begins and ask for the Quanta Services conference call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live on the Web, please visit the Quanta Services website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live event, an archive will be available shortly after the call on the company’s website at www.quantaservices.com. A replay will also be available through Feb. 29, 2012, and may be accessed at 303-590-3030, using the pass code 4514544#. For more information, please contact Kip Rupp at Quanta Services by calling 713-341-7260 or emailing investors@quantaservices.com.

QUANTA SERVICES 2012 INVESTOR DAY REMINDER

Quanta Services will host an Investor Day event for institutional investors on March 7, 2012, in New York City. This event is invitation only for the institutional investment community and sell side analysts. No media are allowed at this event. If you are an institutional investor that would like to attend the event, please contact Kip Rupp at Quanta Services at 713-341-7260 or investors@quantaservices.com for registration information.

Quanta Services will also webcast the Investor Day event over the Internet. This live webcast will be available through the company’s website at www.quantaservices.com. The company will also have archived audio and other event material available on its website following the event.

pg. 2

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power, natural gas and pipeline and telecommunication industries in North American and in select international markets. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure. Additionally, Quanta licenses point-to-point fiber optic telecommunications infrastructure in select markets and offers related design, procurement, construction and maintenance services. With operations throughout North America and in select international markets, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.

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Forward-Looking Statements

This press release (and oral statements regarding the subject matter of this release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, projected revenues, earnings per share, margins, capital expenditures and other projections of financial and operating results; growth or opportunities in particular markets; the expected value of contracts or intended contracts with customers; the scope, services, term and results of any projects awarded or expected to be awarded for services to be provided by Quanta; potential opportunities that may be indicated by bidding activity; the potential benefits from acquisitions; estimates regarding Quanta’s partial withdrawal liability and factors that may affect the amount of liability in the future; the business plans or financial condition of our customers; the impact of renewable energy initiatives, the economic stimulus package and other existing or potential legislative actions on future spending by customers and Quanta’s strategies and plans, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, quarterly variations in operating results, including as a result of weather, site conditions, project schedules, regulatory and environmental restrictions, bidding and spending patterns and other factors that may affect the timing of or productivity on projects; adverse economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of anticipated, existing or pending projects, including as a result of weather, regulatory or environmental processes, project performance issues or capital constraints that may impact our customers; the successful negotiation, execution, performance and completion of anticipated, pending and existing contracts; the ability to obtain awards of projects on which we bid; the ability to attract skilled labor and retain key personnel and qualified employees; potential shortage of skilled employees; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; the ability to generate internal growth; the ability to effectively compete for new projects and market share; the failure of renewable energy initiatives, the economic stimulus package or other existing or potential legislative actions to result in increased demand for Quanta’s services; liabilities associated with multiemployer pension plans, including underfunding of liabilities and termination or withdrawal liabilities; the possibility of an increase in the liability associated with Quanta’s partial withdrawal in the fourth quarter of 2011 from a multiemployer pension plan, including as a result of successful legal challenges by the pension plan; unexpected costs or liabilities that may arise from lawsuits or indemnity claims related to the services Quanta performs; liabilities for claims that are self-insured or not insured; potential additional risk exposure resulting from any unavailability or cancellation of third party insurance coverage; cancellation provisions within contracts and the risk that contracts are not renewed or are replaced on less favorable terms; the potential that participation in joint ventures exposes us to liability and/or harm to our reputation for actions or omissions by our partners; our failure to comply with the terms of our contracts, which may result in unexcused delays, warranty claims, damages or contract terminations; the effect of natural gas and oil prices on Quanta’s operations and growth opportunities; the inability of customers to pay for services; the failure to recover on payment claims against project owners or to obtain adequate compensation for customer-requested change orders; the failure of our customers to comply with regulatory requirements applicable to their projects, including those related to awards of stimulus funds, potentially resulting in project delays or cancellations; budgetary or other constraints that may reduce or eliminate government funding of projects, including stimulus projects, which may result in project delays or cancellations in whole or in part; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; risks associated with operating in international markets, including instability of foreign governments, currency fluctuations, tax and investment strategies and compliance with the laws of foreign jurisdictions as well as the Foreign Corrupt Practices Act; the ability to successfully identify and complete acquisitions, to effectively integrate acquired businesses and their operations, and to realize potential synergies, such as cross-selling opportunities, from acquisitions; the potential adverse impact resulting from uncertainty surrounding acquisitions, including the ability to retain key personnel from the acquired businesses and the potential increase in risks already existing in Quanta’s operations; the adverse impact of goodwill or other intangible asset impairments; the adverse impact of impairments of investments in third parties; growth outpacing our decentralized management infrastructure; requirements relating to governmental regulation and changes thereto; inability to enforce our intellectual property rights or the obsolescence of such rights; risks associated with the implementation of an information technology solution; the impact of a unionized workforce on operations and the ability to complete future acquisitions; potential liabilities relating to occupational health and safety matters; our dependence on suppliers, subcontractors and equipment manufacturers and their ability to perform their obligations; risks associated with Quanta’s fiber optic licensing business, including regulatory changes and the potential inability to realize a return on capital investments; beliefs and assumptions about the collectability of receivables; the cost of borrowing, availability of credit, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investment activities; the ability to access sufficient funding to finance desired growth and operations; the ability to obtain performance bonds; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; potential exposure to environmental liabilities; rapid technological and structural changes that could reduce the demand for services; the potential impact of incurring additional healthcare costs arising from federal healthcare reform, and other risks detailed in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2010, Quanta’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov.

pg. 3

Quanta Services, Inc. and Subsidiaries Consolidated Statements of Operations For the Three and Twelve Months Ended December 31, 2011 and 2010 (In thousands, except per share information) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues	$1,513,137	$1,106,426	$4,623,829	$3,931,218
Cost of services (including depreciation)	1,279,609	947,176	3,970,630	3,296,795
Multi-employer pension plan withdrawal expense	32,600	—	32,600	—

Gross profit	200,928	159,250	620,599	634,423
Selling, general and administrative expenses	99,519	94,509	372,963	339,672
Amortization of intangible assets	8,521	10,234	29,953	38,568

Operating income	92,888	54,507	217,683	256,183
Interest expense	(573)	(253)	(1,821)	(4,913)
Interest income	305	251	1,066	1,417
Loss on early extinguishment of debt	—	—	—	(7,107)
Other income (expense), net	(164)	304	(558)	675

Income before income taxes	92,456	54,809	216,370	246,255
Provision for income taxes	21,648	20,375	71,954	90,698

Net income	70,808	34,434	144,416	155,557
Less: Net income attributable to noncontrolling interests	4,494	768	11,901	2,381

Net income attributable to common stock	$66,314	$33,666	$132,515	$153,176

Earnings per share attributable to common stock:
Basic earnings per share	$0.32	$0.16	$0.62	$0.73

Diluted earnings per share	$0.32	$0.16	$0.62	$0.72

Weighted average shares used in computing earnings per share:
Basic	210,085	212,719	212,648	210,046

Diluted	210,204	214,452	213,168	211,796

pg. 4

Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	December 31, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$315,349	$539,221
Accounts receivable, net	1,066,273	766,387
Costs and estimated earnings in excess of billings on uncompleted contracts	206,159	135,475
Inventories	71,416	51,754
Prepaid expenses and other current assets	105,957	103,527

Total current assets	1,765,154	1,596,364
PROPERTY AND EQUIPMENT, net	971,696	900,768
OTHER ASSETS, net	153,830	88,858
OTHER INTANGIBLE ASSETS, net	207,224	194,067
GOODWILL	1,601,210	1,561,155

Total assets	$4,699,114	$4,341,212

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and notes payable	$56	$1,327
Accounts payable and accrued expenses	618,925	415,947
Billings in excess of costs and estimated earnings on uncompleted contracts	162,095	83,121

Total current liabilities	781,076	500,395
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	528,775	473,898

Total liabilities	1,309,851	974,293

TOTAL STOCKHOLDERS’ EQUITY	3,381,952	3,365,555
NONCONTROLLING INTERESTS	7,311	1,364

TOTAL EQUITY	3,389,263	3,366,919

Total liabilities and equity	$4,699,114	$4,341,212

pg. 5

Quanta Services, Inc. and Subsidiaries Supplemental Data For the Three and Twelve Months Ended December 31, 2011 and 2010 (In thousands, except percentages) (Unaudited)

Segment Results

We report our results under four reporting segments: (1) Electric Power Infrastructure Services, (2) Natural Gas and Pipeline Infrastructure Services, (3) Telecommunications Infrastructure Services and (4) Fiber Optic Licensing.

	Three Months Ended December 31,					Twelve Months Ended December 31,
	2011			2010		2011			2010
Revenues:
Electric Power	$973,446		64.3%	$595,473	53.8%	$3,029,678		65.5%	$2,048,247	52.1%
Natural Gas and Pipeline	379,338		25.1	399,522	36.1	1,024,833		22.2	1,403,250	35.7
Telecommunications	130,784		8.6	83,428	7.6	457,278		9.9	372,934	9.5
Fiber Optic Licensing	29,569		2.0	28,003	2.5	112,040		2.4	106,787	2.7

Consolidated revenues	$1,513,137		100.0%	$1,106,426	100.0%	$4,623,829		100.0%	$3,931,218	100.0%

Operating income (loss):
Electric Power	$130,909		13.4%	$58,397	9.8%	$329,567		10.9%	$206,040	10.1%
Natural Gas and Pipeline	(36,281	)(a)	(9.6)	21,805	5.5	(78,543	)(a)	(7.7)	119,175	8.5
Telecommunications	15,536		11.9	2,365	2.8	36,774		8.0	14,864	4.0
Fiber Optic Licensing	14,751		49.9	13,433	48.0	54,199		48.4	52,698	49.3
Corporate and Non-Allocated Costs	(32,027)		N/A	(41,493)	N/A	(124,314)		N/A	(136,594)	N/A

Consolidated operating income	$92,888		6.1%	$54,507	4.9%	$217,683		4.7%	$256,183	6.5%

(a)	Included in operating loss for the Natural Gas and Pipeline Infrastructure Services segment for the fourth quarter and full year of 2011 is a $32.6 million charge related to the withdrawal by certain Quanta subsidiaries from a multi-employer pension plan. For more information about this charge, please see our press release issued on Feb. 7, 2012.

Backlog

Backlog represents the amount of revenue that we expect to realize from work to be performed in the future on uncompleted contracts, including new contractual arrangements on which work has not yet begun. Backlog estimates include amounts under long-term maintenance contracts or master service agreements (MSAs), in addition to construction contracts. We estimate the amount of work to be disclosed as backlog as the estimate of future work to be performed by using recurring historical trends inherent in the current MSAs, factoring in seasonal demand and projecting customer needs based upon ongoing communications with the customer. Generally, our customers are not contractually committed to specific volumes of services under our MSAs, and many of our contracts may be terminated with notice. There can be no assurance as to our customers’ requirements or that our estimates are accurate. In addition, many of our MSAs, as well as contracts for fiber optic licensing, are subject to renewal options. For purposes of calculating backlog, we have included future renewal options only to the extent that the renewals can reasonably be expected to occur.

The following table presents our total backlog by reportable segment as of December 31, 2011 and December 31, 2010 along with an estimate of the backlog amounts expected to be realized within 12 months of each date (in thousands):

	Backlog as of
	December 31, 2011		December 31, 2010
	12 Month	Total	12 Month	Total
Electric Power	$2,365,531	$4,959,964	$1,798,284	$4,473,425
Natural Gas and Pipeline	768,152	1,347,173	743,970	1,026,937
Telecommunications	336,030	529,589	228,549	415,460
Fiber Optic Licensing	102,773	402,007	98,792	402,299

Total	$3,572,486	$7,238,733	$2,869,595	$6,318,121

pg. 6

Quanta Services, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

For the Three and Twelve Months Ended December 31, 2011 and 2010

(In thousands, except per share information)
(Unaudited)

The non-GAAP measure of adjusted diluted earnings per share is provided to enable investors to evaluate performance excluding the effects of items that management believes impact the comparability of operating results between periods. As to certain of the items below, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period to period; (ii) non-cash interest expense varies from period to period depending on the amount of the convertible subordinated notes outstanding during the period; (iii) non-cash compensation expense may vary due to acquisition activity, factors influencing the estimated fair value of performance-based awards, estimated forfeiture rates and amounts granted during the period and (iv) acquisition costs vary period to period depending on the level of Quanta’s acquisition activity ongoing during the period. Other items that are not regularly occurring operational items but that can affect the comparability of results between periods are described in the footnotes to the table below.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Adjusted diluted earnings per share:
Net income attributable to common stock (GAAP as reported)	$66,314	$33,666	$132,515	$153,176
Impact of multi-employer pension plan withdrawal expense, net of tax (a)	20,425	—	20,425	—
Impact of tax contingency releases and certain audit settlements (b)	(10,740)	—	(10,740)	(9,428)
Impact of loss on early extinguishment of debt, net of tax (c)	—	—	—	4,493
Acquisition costs, net of tax	421	6,793	1,053	9,317

Adjusted net income attributable to common stock before certain non-cash adjustments	76,420	40,459	143,253	157,558
Non-cash stock-based compensation, net of tax	3,298	3,407	13,187	14,059
Non-cash interest expense, net of tax	—	—	—	1,107
Amortization of intangible assets, net of tax	5,695	6,467	20,006	23,751

Adjusted net income attributable to common stock after certain non-cash adjustments	85,413	50,333	176,446	196,475
Effect of convertible subordinated notes under the “if- converted” method — interest expense addback, net of tax	—	—	—	1,412

Adjusted net income attributable to common stock for adjusted diluted earnings per share	$85,413	$50,333	$176,446	$197,887

Calculation of weighted average shares for adjusted diluted earnings per share:
Weighted average shares outstanding for basic earnings per share	210,085	212,719	212,648	210,046
Effect of dilutive stock options	119	201	126	218
Effect of shares held in escrow	—	1,532	394	1,532
Effect of convertible subordinated notes under the “if converted” method — weighted convertible shares issuable	—	—	—	2,355

Weighted average shares outstanding for adjusted diluted earnings per share	210,204	214,452	213,168	214,151

Adjusted diluted earnings per share	$0.41	$0.23	$0.83	$0.92

(a)	Reflects the elimination of the fourth quarter 2011 charge related to the withdrawal by certain subsidiaries from a multi-employer pension plan.
(b)

Reflects the elimination of tax benefits primarily associated with the expiration of various federal and state tax statutes of limitations and of certain tax audits settlements during the third quarter of 2010 and fourth quarter of 2011. Such benefits are subject to significant uncertainty surrounding the timing and amount of their release.

(c)	Reflects the elimination of the loss on early extinguishment of debt associated with the May 14, 2010 redemption of all of Quanta’s outstanding 3.75% convertible subordinated notes.

pg. 7